Exhibit 10.18

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of the 26th day of March, 2019 (the “Effective Date”), by and between CytRx Corporation, a Delaware corporation (“Employer”), and Steven A. Kriegsman, an individual and resident of the State of California (“Employee”), with reference to the following facts:

A. Employer and Employee previously entered into a Fourth Amended and Restated Employment Agreement, dated May 10, 2012 (as amended, the “2012 Employment Agreement”), under which Employee is serving as President and Chief Executive Officer of Employer.

B. Employer believes that Employee has been and will continue to be an integral part of its management and is and will continue to be responsible for developing its business.

C. Employee possesses extensive knowledge regarding Employer’s business, including confidential and proprietary information concerning marketing plans and strategy, business plans, projections, and the formulae and models pertaining thereto, customer needs and peculiarities, finances, operations, billing methods, customer lists and trade secrets.

D. Employer and Employee desire to amend and restate the 2012 Employment Agreement under which Employee shall continue to serve on a full-time basis as Employer’s President and Chief Executive Officer on the terms set forth in this Agreement, effective as of the Effective Date.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Employment Agreement. Effective as of the Effective Date, Employer hereby retains Employee as Employer’s President and Chief Executive Officer, and Employee hereby accepts such employment and position with Employer, on the terms and conditions set forth herein. Employer understands that his duties as President and Chief Executive Officer may change from time to time over the term of this Agreement in the discretion of Employer’s Board of Directors, but such duties shall in all events be consistent with the duties customarily assigned to the Chief Executive Officer of a company such as Employer.

2. Duties. Employee shall perform all duties assigned to him by the Employer’s Board of Directors faithfully, diligently and to the best of his ability. Such duties include, without limitation, the overseeing and implementation of the business plan adopted by the Board of Directors (as may be revised from time to time by the Board of Directors). Employee shall perform the services contemplated under this Agreement in accordance with the policies established by and under the direction of the Board of Directors. Employee shall have such corporate power and authority as shall reasonably be required to enable him to discharge his duties under this Agreement.

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3. Time and Efforts. Subject to the exceptions set forth in this Section 3, Employee shall devote 100% of his business time, efforts, attention, and energies to Employer’s business in order to implement Employer’s business plan and discharge his duties under this Agreement.

3.1. Directorship Exception. Notwithstanding any other provision of this Section 3, while this Agreement is in effect, Employee may serve on the board of directors of up to three companies other than Employer, but in no event shall Employee serve on the board of directors of any company that is directly competitive with Employer or serve as the chairman of any audit committee or other committee of any other board of directors that requires substantial additional time on the part of Employee beyond that customarily required to serve as a member of the board of directors unless such service is approved by the Board of Directors. Employee may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

3.2. The Kriegsman Group Exception. Employee agrees that immediately following completion of the SuperGen, Inc. assignments, Employee will either (i) terminate the operations of The Kriegsman Group or (ii) retain a new President for The Kriegsman Group and thereafter cease all personal activities on behalf of The Kriegsman Group. Nothing contained in this Section 3 shall limit Employee’s right to engage in activities or receive benefits from The Kriegsman Group solely in his capacity as an equity owner of that firm.

4. Term. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2021 (the “Expiration Date”), unless sooner terminated by Employer or Employee in accordance with Section 6 (the “Term”); provided, however, that unless Employer or Employee gives written notice to the other party to the contrary at least 180 days prior to the Expiration Date, this Agreement shall automatically be extended for an additional term of one (1) year following the Expiration Date; and, provided further, that this Agreement shall continue to renew automatically for an additional term of one (1) year on each anniversary of the Expiration Date unless Employer or Employee gives written notice to the other party to the contrary at least 90 days prior to such anniversary date. References herein to the “Term” shall include any automatic extensions pursuant to the preceding sentence. Provision of a notice that this Agreement will not be extended shall not constitute a breach of this Agreement.

5. Compensation. As the total consideration for Employee’s services rendered under this Agreement, Employer shall pay Employee the following compensation:

5.1. Salary. Commencing as of the Effective Date, Employer shall pay Employee an annual salary of $850,000 per year, in 24 equal semi-monthly installments on the 15th and last day of each month during the Term. Employee’s annual salary shall be subject to review annually by the Board of Directors of Employer and may be increased (but not decreased) in the sole discretion of the Board of Directors or the Compensation Committee of the Board.

5.2. Bonus Compensation. Employee shall receive an annual cash bonus on or before December 31 during each year of the Term. The amount of each such bonus payment shall be determined by Employer’s Board of Directors or Compensation Committee, in its sole discretion, but in no event shall any such bonus be less than $150,000 for each year during the Term.

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5.3. Stock Options. Employer and Employee shall enter into mutually satisfactory amendments to all stock option agreements between Employer and Employee pursuant to Employer’s 2008 Stock Incentive Plan to provide for the vesting, in full, of stock options subject to each such stock option agreement in the event of, and upon, FDA approval to market aldoxorubicin. Employee also shall be eligible for grants of stock options, restricted stock and other equity awards based on Employer stock in accordance with Employer’s practices and policies with respect to its senior executives.

6.3.1 Restricted Stock. Employee received a special, off-cycle equity award in the form of a number of shares of restricted stock of Employer (the “Restricted Stock”) with an aggregate grant date fair market value equal to $1 million, which included 2,325,586 shares at $0.43 per share granted on December 15, 2016. The Restricted Stock vests in equal annual installments on each of the first three anniversaries of the grant date, subject to Employee’s continuous service to Employer through the applicable vesting date. For the avoidance of doubt, the Restricted Stock grant shall not be construed to limit in any way Employee’s eligibility to participate in Employer’s annual grant of stock options

5.4. Expense Reimbursement. Employer shall promptly reimburse Employee for reasonable and necessary business and entertainment expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual reimbursement policies and procedures in effect from time to time.

5.5. Vacation. Employee shall continue to accrue vacation days without loss of compensation in accordance with Employer’s usual policies applicable to all employees at a rate of four weeks’ vacation time for each 12-month period during the Term.

5.6. Employee Benefit Plans and Fringe Benefits. Employee shall be eligible to participate in all employee benefit plans and programs, fringe benefits and perquisites as in effect generally with respect to other senior officers of Employer. During the Term, Employer shall also continue to make fixed annual premium payments on the Transamerica Occidental Life Insurance Company policy insuring Employee under which Employee or his designee is the beneficiary.

5.7. Tax Withholding. Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

6. Termination.

6.1. Termination by Employer for Cause. Employer may terminate Employee’s employment hereunder for “Cause” (as defined below), provided that Employer has complied with the provisions of this Section 6.1. Employee shall be given written notice by Employer’s Board of Directors of the intention to terminate him for Cause. Such notice shall state in reasonable detail the particular circumstances that constitute Cause for termination. Employee shall have 15 days after receiving such notice in which to cure such circumstances, to the extent such cure is possible. If cure is not possible, or if he fails to cure such circumstances, Employee shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 days of his receiving such notice, provided that he requests such hearing within 15 days of receiving such notice. If, within five days following such hearing, the Board gives written notice to Employee confirming that, in the judgment a majority of the members of the Board (excluding Employee), Cause for terminating his employment on the basis set forth in the original notice exists, the Term and Employee’s employment hereunder shall be terminated for Cause. The term “Cause” for purposes of this New Employment Agreement shall mean any of the following:

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(a) Employee has materially breached any material term of this Agreement;

(b) Employee is (i) convicted of, or has entered a plea of guilty or nolo contendere to, any felony that in the reasonable judgment of Employer’s Board of Directors is materially injurious to Employer or its reputation or (ii) is convicted of, or has entered a plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude that in the reasonable judgment of the Board of Directors of Employer is materially injurious to Employer or its reputation; provided, however, that in the event Employee is indicted for, or charged with, the commission of any felony that in the judgment of the Board of Directors could reasonably be expected to result in substantial lasting harm to Employer or its reputation, Employer shall be entitled summarily to suspend Employee’s services to Employer hereunder, without a loss to Employee of his compensation and other benefits hereunder, during the pendency of such indictment or charge;

(c) Employee has willfully committed (i) any act of fraud or gross misconduct against Employer or (ii) any act of fraud or gross misconduct not directly involving Employer that in the reasonable judgment of the Board of Directors of Employer is materially injurious to Employer or its reputation; or

(d) Employee has willfully failed or refused or is legally unable (other than due to his death or total disability as defined in Section 18), to perform his duties as required under this Agreement.

If Employer terminates Employee’s employment for Cause, the termination shall take effect on the effective date (determined under Section 15) of the final written notice to Employee pursuant to this Section 6.1, and Employee shall be entitled to (i) a lump sum cash payment, payable within ten (10) business days after the date of termination of Employee’s employment, equal to the sum of (A) any accrued but unpaid salary as of the date of such termination, (B) any accrued but unpaid bonus due under Section 5.2 for any annual period ended prior to the date of such termination and (C) the minimum bonus under Section 5.2 for the annual period in which such termination occurs, prorated through the date of such termination, and (ii) such benefits, if any, to which Employee or his dependents or beneficiaries may then be entitled as a participant under the employee benefit plans referred to in Section 5.6. In the event of the termination of Employee’s employment for Cause, Employee’s stock options and any other equity awards based on Employer’s securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc. shall, to the extent then vested and exercisable, remain vested and exercisable in accordance with their terms

6.2. Termination by Employer without Cause. Employer may terminate Employee’s employment without Cause, which termination shall take effect on the effective date (determined under Section 15 of this Agreement) of written notice of such termination to Employee. A termination by Employer in accordance with this Section 6.2 shall not be deemed a breach of this Agreement. Upon any termination of Employee’s employment by Employer without Cause pursuant to this Section 6.2, Employee shall be entitled to (i) a lump sum cash payment, payable within ten (10) business days after the date of termination of Employee’s employment, equal to the sum of (A) any accrued but unpaid salary as of the date of such termination, (B) any accrued but unpaid bonus due under Section 5.2 for any annual period ended prior to the date of such termination and (C) the minimum bonus under Section 5.2 for the annual period in which such termination occurs, prorated through the date of such termination; (ii) continued payment of Employee’s salary as provided in Section 5.1 and the minimum bonus under Section 5.2 during the period commencing on the date of Employee’s termination and continuing through the Expiration Date; (iii) such benefits, if any, to which Employee and his dependents or beneficiaries may then be entitled as a participant under the employee benefit plans referred to in Section 5.6; (iv) immediate vesting of all of Employee’s stock options and any other equity awards based on Employer securities, such as restricted stock, restricted stock units, stock appreciation rights, performance units, etc, all of which shall remain exercisable for their full term; (v) continuation of the life insurance premium payments through the expiration of the then current Term, but in no event for a period of less than 24 months; (vi) continued participation, through the expiration of the then current Term, but in no event for a period of less than 24 months, of Employee and each of his dependents in any Employer-sponsored health plan at the benefit level in effect from time to time and with COBRA benefits commencing thereafter. In addition to the foregoing payments and continuation of benefits, Employer shall pay Employee in a lump-sum within 10 days following the date of termination of Employee’s employment an amount equal to the sum of (x) Employee’s salary as provided in Section 5.1 and (y) the minimum bonus under Section 5.2 that would otherwise be payable for the period commencing on the date of termination of Employee’s employment and ending on the third anniversary of such termination date.

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6.3. Termination by Employee for Good Reason. Employee may terminate his employment hereunder for “Good Reason,” which shall mean any material breach by Employer of the terms hereof that is not corrected by Employer within five days after written notice by Employee to Employer, including, without limitation, (i) the assignment to Employee of any duties inconsistent in any respect with his position as Chief Executive Officer (including status, offices, titles, reporting requirements, authority, duties or responsibilities); (ii) any failure by Employer to comply with its compensation obligations under this Agreement; or (iii) Employer’s requiring Employee to be based at any office or location other than in Los Angeles, California or within ten miles of the current location of the Company’s headquarters. If Employee terminates his employment for Good Reason, subject to Employer’s right to cure as set forth above, the termination shall take effect on the effective date (determined under Section 15) of the written notice to Employer, and Employee shall be entitled to the same payments and benefits, at the same times, described in Section 6.2 for a termination by Employer without Cause.

6.4. Termination by Employee without Good Reason; Termination following Significant Transaction or Expiration of Term. Employee shall have the right to voluntarily terminate his employment hereunder at any time without Good Reason upon 30 days’ written notice to Employer. A voluntary termination by Employee in accordance with this Section 6.4 shall not be deemed a breach of this Agreement. Upon any voluntary termination of employment by Employee without Good Reason pursuant to this Section 6.4, Employee shall be entitled to such payments and benefits as those described in Section 6.1; provided, however, that notwithstanding the foregoing in the event of Employee’s termination of employment for any reason on or following (i) the expiration of the Term (including, without limitation, an expiration of the Term arising from the non-renewal of this Agreement by either party under Section 4) or (ii) the consummation of a merger, acquisition, in-licensing, out-licensing or royalty sale transaction, in each case to which the Company is a party, Employee shall entitled to the payments and benefits set forth in Section 6.2(i)-(vi) and the payment set forth in the last sentence of Section 6.2.

6.5. Termination in Connection with a Change in Control. For purposes of this Section 6.5, a “Change in Control” shall mean any of a “change in ownership,” “change in effective control” and “change in ownership of a substantial portion of the assets” of Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor to such Section). Notwithstanding the provisions of Section 6.2, Section 6.3 or any other provision of this Agreement, if a Change in Control occurs during the Term, and if, during the Term and within two years after the date on which the Change in Control occurs, Employee’s employment is terminated by Employer without Cause or by Employee for Good Reason, then Employee will be entitled to the payments and benefits, at the same times, described in Section 6.2 for a termination by Employer without Cause, except that Employee shall be entitled to continued participation, for a period of 36-months that commences on the date of termination, of Employee and each of his dependents in any Employer-sponsored health plan at the benefit level in effect from time to time and with COBRA benefits commencing thereafter.

If Employer’s obligation to make the payments and provide the benefits described in this Section 6.5 is triggered, Employee will not be entitled to the additional payments or benefits described in Section 6.2 or Section 6.3, as applicable, that would otherwise be payable upon such termination of Employee’s employment. For clarity, during the Term and after two years after a Change in Control, the provisions of Section 6.2 and Section 6.3 shall once more apply.

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In addition, to the extent that any payment or distribution of any type to or for Employee by Employer (which for purposes of this Section 6.5 includes any parent, subsidiary or affiliate of Employer), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity awards based on Employer stock granted pursuant to this Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax (“Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor to such Section), Employer shall pay to Employee, prior to the time any Excise Tax is payable with respect to any of such Total Payments (through withholding or otherwise), an additional amount (a “Gross-Up Payment”) that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any portion of the Total Payments is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 6.5, shall be made by an independent auditor (the “Auditor”) jointly selected by Employee and Employer and paid by Employer. If Employee and Employer cannot agree on the firm to serve as the Auditor, then they shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Unless Employee agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of Employer. Employee and Employer shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such proceeding or claim (including attorneys’ fees and other expenses incurred by Employee in connection therewith) shall be paid by Employer promptly upon demand by Employee, and any such payment shall be subject to a Gross-Up Payment under this Section 6.5 in the event that Employee is subject to Excise Tax on it.

6.6. Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and shall be administered in accordance with Section 409A to the extent Section 409A of the Code applies to the Agreement. Notwithstanding anything in the Agreement to the contrary, distributions pursuant to the Agreement that are subject to Section 409A may only be made in a manner, and upon an event, permitted by Section 409A.

The provisions of this Agreement shall be construed and interpreted to avoid the imposition of any additional tax, penalty or interest under Section 409A while preserving, to the extent possible, the intended benefits hereunder payable to Employee. Employer and Employee agree that any payment made pursuant to this Agreement due to Employee’s “separation from service” as defined in Section 409A shall be delayed in accordance with Section 409A(a)(2)(B)(i) of the Code (six month delay) if and to the extent required to avoid the imposition of any tax, penalty or interest under Section 409A. Any additional cost to Employee by reason of such postponement period, including, for example, Employee’s payment of the cost of health benefits during the postponement period, shall be reimbursed by the Company to Employee after such period has ended. If Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to Employee’s beneficiary, or if none, to the personal representative of Employee’s estate within 30 days after the date of Employee’s death. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

7. No Mitigation; No Offset. Employee shall have no obligation to seek other employment or to otherwise mitigate Employer’s obligations to him arising from the termination of his employment, and no amounts paid or payable to Employee by Employer under this Agreement shall be subject to offset for any remuneration to which Employee may become entitled from any other source after his employment with Employer terminates, whether attributable to subsequent employment, self-employment or otherwise.

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8. First Offer. Employee acknowledges and agrees that a material inducement to Employer to enter into this Agreement is the Employee’s expertise in, knowledge of and ability to identify acquisition candidates within, the biotech, pharmaceutical and health care industries. Accordingly, Employee agrees that Employee will provide, and will cause The Kriegsman Group for so long as Employee is the principal owner of The Kriegsman Group to provide, Employer’s Board of Directors with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by Employee or The Kriegsman Group within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by the Employer’s Board of Directors. Employee’s obligations under this Section 8 shall commence on the Effective Date and shall continue while this Agreement is in effect.

9. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, and except as otherwise required by law or legal process and after reasonable notice to Employer and opportunity for Employer to intervene, Employee shall hold and keep secret and confidential all Trade Secrets and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to “trade secrets” (as defined under applicable law), Employee’s confidentiality obligations shall continue for so long as they remain “trade secrets” under applicable law. Employee shall maintain in trust all such “trade secret” or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control. Upon expiration or earlier termination of Employee’s employment with Employer, for any reason, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

10. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Sections 9 or 10 hereof and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

11. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

12. Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives. Neither party may assign this Agreement without the prior written consent of the other party.

13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between Employee and Employer relating to the subject matter hereof, including without limitation the 2012 Employment Agreement. Any such prior agreements are hereby terminated and of no further effect and Employee, by the execution hereof, agrees that any compensation provided for under any such prior agreements is specifically superseded and replaced by the provisions of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee) after approval by Employer’s Board of Directors. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

14. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice of law rules.

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15. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision and shall be effective when personally delivered or two (2) business days after being mailed:

If to Employer:

CytRx Corporation

11726 San Vicente Boulevard,

Suite 650

Los Angeles, California 90049

Facsimile: (310) 826-5529

Attention: Dr. Louis Ignarro, Chairman of the Compensation Committee

If to Employee:

Steven A. Kriegsman

The Kriegsman Group

11726 San Vicente Blvd., Suite 650

Los Angeles, CA 90049

Facsimile: (310) 826-5529

16. Legal Fees. Costs and expenses (including attorneys’ fees) incurred by Employee in the enforcement of his rights under this Agreement shall be paid by Employer in advance of the final disposition of such litigation or arbitration.

17. Arbitration. The parties agree if any controversy or claim shall arise out of this Agreement or the breach hereof (other than claims (a) for equitable relief, including specific performance, injunctive relief or temporary restraining orders or (b) enforcing this Section 17 or an arbitration award granted in accordance herewith), and either party shall request that the matter be settled by arbitration the matter shall be settled exclusively by final and binding arbitration before JAMS (or its successor pursuant to the United States Arbitration Act, 9 U.S.C. Section 1 et seq.) in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at such time, by a single arbitrator, if the parties shall agree upon one, or by one arbitrator appointee by each party and a third arbitrator appointed by the other arbitrators. In case of any failure of a party to make an appointment referred to above within two (2) weeks after written notice of controversy, such appointment shall be made by JAMS. All arbitration proceedings shall be held in the City of Los Angeles, and each party agrees to comply in all respects with any award made in such proceeding and to the entry of a judgment in any jurisdiction upon any award rendered in such proceeding.

18. Death or Disability. In the event of Employee’s death or “Disability” (as defined below) during the Term, the Employee’s employment shall automatically cease and terminate as of the date of Employee’s death or the effective date of Employer’s written notice to Employee of its decision to terminate his employment by reason of his Disability, as the case may be, and Employee shall be entitled to the same payments and benefits, at the same times, as described in Section 6.2 for a termination of employment by Employer without Cause. Likewise, any stock options and other equity awards held by Employee at the time of his death or Disability shall immediately vest in full upon such termination and shall remain exercisable thereafter for the full term of such options and equity rights. Notwithstanding the foregoing or any provision of Section 6.2, Employer’s obligation to pay Employee the salary and bonus called for in Section 6.2 during the Severance Period following termination of his employment by reason of his Disability shall be subject to offset and shall be reduced by any and all amounts paid to Employee under any disability insurance policy paid or provided for by Employer as provided in Section 5.6 or otherwise. For purposes of this Agreement, the term “Disability” means the inability of Employee to perform substantially all of his duties hereunder for any period of at least 120 consecutive days by reason of any physical or mental incapacity.

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19. Survival. In the event this Agreement expires after its Term or is terminated, the provisions of Sections 6, 9, 10, 11, 14, 15, 14, 17, 18 and 21 shall survive.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

21. Indemnification.

21.1. Employer Indemnity. If Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Employer or any affiliate of Employer or was serving at the request of Employer or any affiliate of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then Employer will indemnify Employee and hold him harmless to the fullest extent legally permitted or authorized by Employer’s certificate of incorporation or bylaws or resolution of the Board of Directors to the extent not inconsistent with the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, except to the extent attributable to Employee’s gross negligence or fraud), and such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of Employer or affiliate and shall inure to the benefit of Employee’s heirs, executors and administrators. Employer will advance to Employee all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by Employer of a written request for such advance. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this subsection 21.1 shall not be deemed exclusive of any other rights of indemnification to which Employee may be entitled or which may be granted to him and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

21.2. No Presumption Regarding Standard of Conduct. Neither the failure of Employer (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under the preceding subsection 21.1 of this Section 21 that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by Employer (including its Board of Directors, independent legal counsel or stockholders) that Employee has not met such applicable standers of conduct, shall create a presumption the Employer has not met the applicable standard of conduct.

21.3. Liability Insurance. Employer will continue and maintain a directors and officers liability insurance policy covering Employee to the extent Employer provides such coverage for its other senior executive officers.

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IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

CytRx Corporation,
a Delaware corporation

By:	/s/ Lou Ignarro
Name:	Dr. Louis Ignarro
Title:	Chairman of the Compensation Committee

“EMPLOYEE”

/s/Steven A. Kriegsman
Steven A. Kriegsman

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